EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

MGP Ingredients, Inc.

Atchison, Kansas:

We consent to the incorporation by reference in the Registration Statement Form S-8 of MGP Ingredients Inc., relating to its Non-Employee Directors’ Restricted Stock Plan, of our report dated September 10, 2009, regarding our audit of the consolidated balance sheet of MGP Ingredients, Inc. as of June 30, 2009, and the related consolidated statements of income, changes in stockholders’ equity and comprehensive income, and cash flows for the year ended June 30, 2009; MGP Ingredients, Inc.’s financial statement schedule, Schedule II — Consolidated Valuation and Qualifying Accounts; and the effectiveness of internal control over financial reporting as of June 30, 2009 incorporated herein by reference.

/s/ KPMG, LLP

Kansas City, Missouri

October 21, 2009